Exhibit 99.1

[LOGO]                                             Repligen Corporation
                                                   117 Fourth Avenue
                                                   Needham, Massachusetts 02494

                                                   Telephone:  781-449-9560
                                                   Telefax:        781-453-0048

FDA GRANTS APPROVAL TO MARKET SECREFLO(TM) FOR PANCREATIC ASSESSMENT

NEEDHAM, Mass., April 5 /PRNewswire-FirstCall/ -- Repligen Corporation (Nasdaq:
RGEN - news) announced today that the United States Food and Drug Administration
(FDA) has granted approval to market SecreFlo(TM) (synthetic porcine secretin), the first synthetic version of the hormone secretin. SecreFlo(TM) has been approved for stimulation of pancreatic secretions, including bicarbonate, to aid in the diagnosis of pancreatic exocrine dysfunction, or chronic pancreatitis and stimulation of gastrin secretion to aid in the diagnosis of gastrinoma, a pancreatic tumor which may become cancerous.

"We are pleased that the FDA has approved SecreFlo(TM)," stated Walter C. Herlihy, President and CEO of Repligen. "We look forward to providing this important diagnostic tool to the gastroenterology community."

About Repligen Corporation

Repligen Corporation develops new drugs for debilitating pediatric disorders including autism, immune and metabolic disorders. Repligen also manufactures and markets a set of patented products based on Protein A, which are used by the pharmaceutical industry to produce therapeutic antibodies. Its corporate headquarters are located at 117 Fourth Avenue, Needham MA, 02494. Additional information may be requested from www.repligen.com.

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance, management's strategy, plans and objectives for future operations, clinical trials and results and product plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability


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to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen's filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Walter C. Herlihy, Ph.D.                              Isabel Cordova (investors)
President and Chief Executive Officer                 The Trout Group
(781) 449-9560, ext. 2000                             (212) 477-9007, ext. 13